EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 20, 2007, accompanying the financial statements included in the Annual Report of the Handleman Company Salary Deferral Plan on Form 11–K for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said report in the registration statements on Forms S–8 (File No. 33-59100, dated March 5, 1993; File No. 333–69389, dated December 21, 1998; File No. 333-72622, dated January 11, 2001; File No. 333-72624, dated January 11, 2001; and File No. 333-120485, dated November 15, 2004) of Handleman Company.

/s/ GRANT THORNTON LLP

Southfield, Michigan

June 20, 2007